EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the “Agreement”) dated June 28, 2004, between PROXYMED, INC., a Florida corporation with its principal business address at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, and its wholly owned subsidiary, KEY COMMUNICATIONS SERVICES, INC., an Indiana corporation, with its principal business address at 2633 Grant Line Rd., New Albany, Indiana 47150 (“KCS”) (collectively, “Company”), and KEY ELECTRONICS, INC., an Indiana corporation (“Buyer”) with its principal business address at 2633 Grant Line Rd., New Albany, Indiana 47150.

     KCS conducts its operations primarily through two operating divisions, the contract manufacturing division (“Contract Manufacturing Unit”) and the lab products and services division (“Lab Services Unit”) (collectively, the “Business”). Buyer is an entity to be operated by A. Thomas Hardy, the Company executive previously responsible for operation of the Contract Manufacturing Unit, and Buyer desires to purchase from Company, and Company desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, (i) all assets, liabilities, properties and business of Company relating to or owned by the Contract Manufacturing Unit, unless specifically excluded hereunder, and (ii) certain additional assets that are used in or related to the Company’s Lab Services Unit (collectively, the “Assets” or “Acquired Assets”).

     THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

     ARTICLE 1. TRANSFER OF ASSETS.

     1.1 Purchase and Sale of Assets of Contract Manufacturing Unit. Subject to the terms and conditions set forth in this Agreement, KCS agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from KCS at the Closing described in Article 3 hereof, all the assets, properties and business of the Contract Manufacturing Unit of the Business, whether tangible or intangible, and all rights, title, and interest thereto, which are used or in any manner connected with the operations of the Business, wherever situated, all of which are collectively referred to in this Agreement as the “Assets” or “Acquired Assets” (including such additional assets as set forth in Section 1.2), including, but not limited to, the following (to the extent they are assets of the Contract Manufacturing Unit):

          1.1.1 Accounts Receivable. All trade and other accounts receivable and all other rights to payment from customers, net of any allowance or reserve for doubtful accounts as set forth on the Financial Statements (as defined in Section 2.2), and the full benefit of all security for such accounts, if any, and any claim, right or remedy related to the foregoing;

          1.1.2 Contracts and Agreements. All contracts, customer orders, accounts, purchase orders, and licenses (including those the Company has with its customers and clients), other than those specifically referred to elsewhere in this Agreement, and as more fully described on SCHEDULE 1.1.2, including those to be assumed by Buyer pursuant to Article 4 (such contracts, agreements and licenses together here and after collectively referred as the “Contracts”);

          1.1.3 Leased Property. All right, title and interest of Company in any operating lease or rental interests in equipment, furniture, fixtures, and other assets and all leasehold interests in and to the business and operating premises of the Business, as more fully described on SCHEDULE 1.1.3, together with all rights and privileges under such leases but not including any real property leases (hereinafter referred to as the “Leased Property”);

          1.1.4 Equipment. All furniture, fixtures, equipment, computer hardware and other tangible personal property of every kind and description that are located upon or within the Business premises, and/or are owned or leased by Company, and/or are utilized in connection with Business operations (whether or not upon or within the Business premises) (hereinafter referred to collectively as the “Equipment”);

          1.1.5 Software Programs and Contracts. All of Company’s right, title and interest to all owned or leased software programs, and all other contracts, agreements, licenses and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of software programs, source and object codes, related technical or user documentation and databases relating to the Business, including, without limitation, the software set forth on Schedule 1.1.5 (hereafter referred to collectively as the “Software Programs and Contracts”);

          1.1.6 Inventories. All inventories and goods held for sale, resale, and manufacture including all computer hardware equipment and software products and other tangible personal property, including work in process, materials, supplies, spare parts and repair materials that are actually on hand as of the Closing Date, whether on or within the Business premises or in route thereto or elsewhere, which are held and/or utilized in connection with Company’s sales, marketing and distribution of products to customers (hereinafter referred to collectively as the “Inventories”);

          1.1.7 Intangibles. The “Key Electronics” and “KeyElectronics.com” trade names, and any copyrights, patents, patent rights, licenses, trade secrets, technical know-how, rights, if any, to trade names, domain names, phone numbers and other intangibles, including, but not limited to, web sites and all content and structure thereto;

          1.1.8 Books and Records. All papers, computerized databases and records in Company’s care, custody or control relating in whole or part to any or all of the above-described Assets and the operations of the Contract Manufacturing Unit, including, but not limited to, personnel and labor relations records, sales records, marketing materials, customer and supplier lists, and segregated accounting and financial records (if any);

          1.1.9 Permits, Etc. All permits, licenses, franchises, consents, certifications or authorizations issued by, and all registrations and filings with any governmental agency in connection with the Business, whenever issued or filed, excepting only those which by law or by their terms are non-transferable and those which have expired; and

          1.1.10 All Business Property Not Elsewhere Described. All other properties of every kind, character or description owned, used or held for use in connection with the Contract Manufacturing Unit, whether known, unknown, fixed, contingent, accrued or otherwise, whether or not specifically referred to in this Agreement.

     1.2 Purchase and Sale of Assets of Lab Services Unit. Subject to the terms and conditions set forth in this Agreement, KCS agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from KCS at the Closing described in Article 3 hereof, the specific assets, properties and business of the Lab Services Unit of the Business, whether tangible or intangible, and all rights, title and interest thereto, all of which are collectively referred to in this Agreement as the “Assets” or “Acquired Assets,” as follows:

          1.2.1 Assets Used Exclusively in Contract Manufacturing Unit. Any assets, properties, or business of the Lab Services Unit, of any nature whatsoever, to the extent not already included in Section 1.1, that are used solely in or by the Contract Manufacturing Unit including, but not limited to, such assets and interests described in Section 1.1;

          1.2.2 Equipment. All furniture, fixtures, equipment, computer hardware and other tangible personal property of every kind and description that are located upon or within the Business premises, and/or are owned or leased by Company, and/or are utilized in connection with Business operations (whether or not upon or within the Business premises) (hereinafter referred to collectively as the “Equipment”).

     1.3 Excluded Assets. Notwithstanding the foregoing or any term or condition of this Agreement to the contrary, the Parties agree that the Assets to be purchased by Buyer under this Agreement shall not include any (i) cash or cash equivalents, (ii) goodwill of KCS or KenCom Communications & Services, Inc., (iii) finished goods inventory of the Lab Services Unit and any other inventory reasonably determined to be held in connection with the Lab Services business other than circuit board component inventory, (iv) any tradenames, trademarks, copyrights, patents, patent rights, licenses, trade secrets, design, concept, technical know-how, and other intangibles of the Lab Services Unit involving the Company’s laboratory result processing circuit boards, and processes for the transmission, receipt and handling of laboratory orders and results, (iv) other asset of the Company listed on SCHEDULE 1.3, which shall be retained by the Company (collectively, the “Excluded Assets”).

ARTICLE 2. PURCHASE PRICE.

     2.1 Determination of Purchase Price. In consideration for the transfer and assignment by Company of the Acquired Assets and in consideration of the representations, warranties and covenants of the Company on the conditions set forth herein, the Purchase Price shall be determined and calculated as the total of the following (collectively, the “Purchase Price”):

          2.1.1 Net Asset Value. The net book value shown on the Financial Statements for each Acquired Asset as of the Closing Date after adjustment for Excluded Assets (as set forth in Section 1.3) (collectively, the “Net Asset Value”);

          2.1.2 Liabilities Assumed. The amount of all debts, accrued liabilities and obligations of Company under the leases, contracts or other agreements assumed or discharged by Buyer, but only to the extent that such liabilities or obligations accrue (i) on or prior to the Closing Date and such liabilities are reflected on the Financial Statements and specifically listed in Schedule 4.1, or (ii) after the Closing Date (collectively, the “Assumed Liabilities”).

     2.2 Adjustment Amount and Payment. The Company shall promptly prepare a balance sheet and income statement of KCS as of the end of June 30, 2004, on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Company’s usual books, records and financial statements (“Financial Statements”). The Financial Statements shall be immediately delivered to Buyer upon preparation. “Final Book Value” shall mean Net Asset Value as set forth in Section 2.1.1 less the Assumed Liabilities as set forth in Section 2.1.2. The “Adjustment Amount” (which may be a positive or negative number) will be equal to the difference between that amount of the Initial Purchase Price Payment paid by the Buyer on the Closing Date pursuant to Section 3.2 and the Final Book Value of the Acquired Assets as determined herein. If the Initial Purchase Price Payment paid at the Closing Date is higher than the Final Book Value, then the Adjustment Amount shall be paid by wire transfer by the Company to an account specified by the Buyer. If the Final Book Value is higher than the Initial Purchase Price Payment paid at the Closing, the Adjustment Amount shall be paid by wire transfer by Buyer to an account specified by the Company. All payments shall be made without interest. The Company shall provide a draft settlement statement to Buyer by July 21, 2004 and the parties shall mutually finalize the statement within (10) days thereafter. Within ten (10) business days after the Company has provided the final written documentation of the calculation of the Final Book Value to the Buyer (the “Settlement Date”), the Company or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.2.

     2.3 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated as set forth on SCHEDULE 2.3, and that such allocation will be used by the parties in reporting the transaction contemplated by this Agreement for federal and state tax purposes. In no event shall such amounts limit, or be asserted by any party or third party to limit, any claims, damages or interests of the parties.

ARTICLE 3. THE CLOSING.

The closing of the purchase and sale of the Acquired Assets by Company to Buyer (the “Closing”) shall take place as soon as practical at the offices of KCS, but no later than June 30, 2004, or at such other place and/or time, or by such other methods such as by facsimile and/or overnight mail and wire transfer, as the parties may agree (the “Closing Date”).

     3.1 Deliveries by Company. At the Closing, Company shall deliver or cause to be delivered to Buyer:

          3.1.1 Assignment and assumption agreement(s) for all contracts and agreements, personal property and equipment leases, to be assumed in connection herewith as set forth on SCHEDULES 1.1.2 and 4.1;

          3.1.2 Consent to assignments of all the Business premises set forth on Section 1.1.3 and 8.2.6;

          3.1.3 Instruments of assignment and transfer (including a bill of sale for all tangible personal property and assignments of trademarks) of all of the other Acquired Assets of the Business to be transferred hereunder provided all such transfers or assignments regarding the interests set forth in Section 1.1.5 may be completed within ninety (90) days following the Closing;

          3.1.4 Services Agreement in the form attached hereto as Exhibit A;

          3.1.5 Sublease Agreement in the form attached hereto as Exhibit B;

          3.1.6 This Agreement duly executed by Company and all Schedules and Exhibits thereto; and

          3.1.7 Resolutions of the Board of Directors of Company and Consent of Secretary of Company.

     3.2 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Company:

          3.2.1 The documents referenced in Sections 3.1.1 through 3.1.5 duly executed by Buyer;

          3.2.2 This Agreement duly executed by Buyer and all Schedules and Exhibits thereto;

          3.2.3 Initial Purchase Price Payment in the amount of Three Million five hundred thousand Dollars ($3,500,000.00) (“Initial Purchase Price Payment”);

          3.2.4 Resolution of Board of Directors of Buyer; and

          3.2.5 Waiver and Release of liability in favor of the Company executed by A. Thomas Hardy related to Mr. Hardy’s employment with the Company.

     3.3 Both Parties’ Obligations. Both parties agree that, at any time before or after the Closing Date, they shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by the other party, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If requested by Buyer, Company agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in Company’s name. Any prosecution or enforcement of claims, rights or benefits under this Section shall be solely at Buyer’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Company.

     3.4 Termination of Employment Agreements. All employment agreements (as described in SCHEDULE 3.4) shall be terminated as of the date of Closing.

ARTICLE 4. LIABILITIES.

     4.1 Liabilities of Company. Except as to any liabilities specifically assumed by Buyer, as set forth in Section 2.1.2(i) and Schedule 4.1, Buyer shall not assume, discharge, perform, nor be responsible or liable for payment or settlement in any manner whatsoever of any liabilities, debts, indebtedness, or obligations of Company of any nature, whether known or unknown, contingent, or otherwise, whether or not relating to or derived from the Business or the Acquired Assets incurred, accrued, or relating to any transaction, events, or period prior to the Closing (“Liabilities”). As to any third-party creditor claims, in no event shall Buyer be deemed the successor to Company or have any transferee liability whatsoever or liability under bulk sales or similar creditor protection provisions. Buyer shall be solely liable for any and all Assumed Liabilities.

     4.2 Performance Obligations. Buyer shall have the benefit of and shall perform and assume all leases, contracts, agreements, and licenses, if any, contained in the Acquired Assets, in accordance with the terms and conditions thereof, with the written consent of the other parties where required, except to the extent modifications are specifically set forth on SCHEDULE 4.1 and except to the extent set forth in the assignments or assignment and assumption agreements.

     4.3 Indemnification. Buyer agrees to indemnify and hold Company harmless against all debts, claims, liabilities and obligations of Company assumed by Buyer hereunder, including, without limitation, any and all claims of employees, customers, suppliers and third parties, and to pay any and all attorneys’ fees and legal costs incurred by Company, its successors and assigns in connection therewith. Company agrees to indemnify and hold Buyer harmless against all debts, claims, liabilities and obligations of Company, including, without limitation, any and all claims of employees, customers, suppliers and third parties, not assumed by Buyer hereunder, and to pay any and all attorneys’ fees and legal costs incurred by Buyer, its successors and assigns in connection therewith.

ARTICLE 5. TAXES AND PRORATED EXPENSES.

     Buyer shall pay all sales, use and transfer taxes arising out of the transfer of the Acquired Assets. Buyer shall not be responsible for any business, occupations, withholding or similar tax, or for any taxes of any kind relating to Company for any period before the Closing Date. Expenses for utilities, real and personal property taxes and assessments, rents, and similar items shall be prorated between Company and Buyer as of the Closing and appropriate payments made subsequent to Closing.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF COMPANY.

     Company hereby represents and warrants to Buyer as set forth in this Article 6, and hereby acknowledges that such representations, warranties, facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Each representation and warranty set forth in this Article 6 shall survive the Closing without limitation and any investigation made by or on behalf of Buyer.

     6.1 Organization, Good Standing and Qualifications. Company is a corporation duly organized, validly existing, and in good standing under the laws of Florida, has all necessary corporate powers to own the Acquired Assets and to carry on the business relating to the Acquired Assets as now owned and operated by it, and is duly qualified to transact interstate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary. KCS is a corporation duly organized, validly existing, and in good standing under the laws of Indiana, has all necessary corporate powers to own the Acquired Assets and to carry on the business relating to the Acquired Assets as now owned and operated by it, and is duly qualified to transact interstate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

     6.2 SEC. The Company is current in all its required filings with the Securities and Exchange Commission and any state securities or regulatory commission and knows of no issues relating thereto that would cause this transaction not to close. Company assumes the sole and exclusive obligation at its own expense for any and all necessary or appropriate disclosures, filings, registrations or similar actions required by any such federal or state securities or regulatory commission regarding the transactions anticipated by this Agreement.

     6.3 Tax Matters. All federal, state and local tax returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to Company with respect to KCS or any unit or division thereof, either separately or as a member of an affiliated group of corporations, including without limitation, employment, payroll, excise, sales and use, and other taxes, have been filed and paid (or made adequate provisions for the payment of) on a timely basis, and in accordance with the laws, regulations and administrative requirements of any applicable taxing authority. All such tax returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects. Company has not incurred any unreported tax liabilities and has received no written or verbal notification that any audit, examination, or investigation is being conducted or threatened. KCS has no obligation under any tax sharing agreement with Company, any affiliate of subsidiary of Company, or any third party. Any and all taxes of any nature accrued prior to the closing or relating to any transaction or period prior to the Closing shall remain the sole liability of Company.

     6.4 Leased Property. SCHEDULE 1.1.3 to this Agreement is a description of each real property leased by KCS with respect to the Business. True, correct and complete copies of the leases for the Leased Property have been delivered to Buyer. All the leases for the Leased Property are valid and in full force, and to the best knowledge of the Company, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases.

     6.5 Contracts. To the Company’s knowledge, all contracts which will be assigned to or assumed by Buyer under this Agreement are valid and binding upon the parties thereto, and Company has not received notice that any party to any of the agreements listed in SCHEDULE 1.1.2 intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements.

     6.6 Title to Acquired Assets. Except with respect to any prepaid customer inventory, Company has good and marketable title to all the Acquired Assets and its interest in the Acquired Assets to be conveyed to Buyer hereunder, whether real or personal, mixed, tangible, and intangible, which constitute all the Acquired Assets and interest in Acquired Assets that are used in the Business. All the Acquired Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (i) those disclosed in this Agreement and the Schedules to this Agreement; and (ii) liens of current taxes not yet due and payable. At the Closing, Company will promptly cause all the liens against the Acquired Assets to be fully satisfied and discharged at its expense. All the Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted.

     6.7 Compliance with Laws. To the best of Company’s knowledge, Company has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting its Contract Manufacturing Unit properties (including the Leased Property) or the operation of the Business.

     6.8 Agreement Will Not Cause Breach or Violation. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Company or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Company is a party or by which Company or the Acquired Assets are bound; (iii) an event that would permit termination of any contract, lease or agreement or allow the acceleration of the maturity of any indebtedness or other obligation; (iv) the creation or imposition of any lien, charge or encumbrance on any of the Acquired Assets; or (v) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Company or the Acquired Assets.

     6.9 Authority and Consents. Company has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals, consents or permits of any person or governmental authority other than Company are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Company have been, or prior to the Closing has been, duly authorized by all necessary corporate action of Company (including any necessary action by Company’s security holders). This Agreement constitutes a legal, valid and binding obligation of Company enforceable in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     6.10 Bulk Transfer Notice. Company will transfer the Acquired Assets sold hereunder free and clear of all debts and encumbrances or other obligations owed to any third party prior to the Closing Date, and Buyer has agreed to waive any formal requirements of any applicable state bulk sale transfer laws. Company agrees to hold Buyer harmless and indemnify Buyer against any such claims asserted against Buyer from any creditors entitled to advance notice (or other rights of any nature) of the sale of the Acquired Assets under any applicable state bulk sales transfer laws, and Buyer may offset any such claimed amounts due it hereunder against any amounts due Company by Buyer.

     6.11 Absence of Undisclosed Liabilities. The Company does not know of, and has no reason to know of, any basis for the assertion against the Company of any liability or obligation not fully reflected or reserved against in the disclosed Financial Statements that would affect the Acquired Assets or the Business.

     6.12 Employee Benefits. Buyer shall have no obligation or liability of any kind or nature for any compensation, benefits, welfare benefits, or any obligation regarding an Employee

Plan, of any kind or nature to the employees or consultants of the Company for services rendered prior to the Closing whether pursuant to an Employee Plan or otherwise.

     6.13 Litigation.

          6.13.1 The representations in this paragraph are being given solely by ProxyMed, with respect to matters within its knowledge. There is no (i) action, suit, claim, proceeding or investigation pending or, to the best knowledge of ProxyMed, threatened against or affecting the Acquired Assets (whether or not ProxyMed is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (ii) arbitration proceeding pending relating to the Acquired Assets or (iii) governmental inquiry pending or threatened against or involving the Acquired Assets, and to the knowledge of ProxyMed, there is no basis for any of the foregoing. There are no outstanding orders, writs, judgments, injunctions or decrees served upon ProxyMed by any court, governmental agency, or arbitration tribunal against ProxyMed that involve the Acquired Assets. There are no facts or circumstances which to ProxyMed’s knowledge may result in institution of any action, suite, claim, or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Acquired Assets or the transactions contemplated hereby. ProxyMed is not in default with respect to any order, writ, injunction, or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign involving the Acquired Assets. For purposes of this Section 6.13.1, knowledge held by A. Thomas Hardy is not deemed to be knowledge of the Company.

          6.13.2 The representations in this paragraph are being given solely by KCS with respect to matters within its knowledge. To the best of KCS’s knowledge, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best knowledge of KCS, threatened against or affecting the Acquired Assets (whether or not KCS is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (ii) arbitration proceeding pending relating to the Acquired Assets or (iii) governmental inquiry pending or threatened against or involving the Acquired Assets, and to the knowledge of KCS, there is no basis for any of the foregoing. There are no outstanding orders, writs, judgments, injunctions or decrees served upon KCS by any court, governmental agency, or arbitration tribunal against KCS involving the Acquired Assets. There are no facts or circumstances which to KCS’s knowledge may result in institution of any action, suite, claim, or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Acquired Assets or the transactions contemplated hereby. KCS is not in default with respect to any order, writ, injunction, or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. For purposes of this Section 6.13.2, knowledge held by A. Thomas Hardy is not deemed to be knowledge of the Company.

     6.14 Environmental Matters. The Company has no knowledge of, and has not received any notices, complaints or other communication from any state, federal or local governmental organization regarding or alleging, any environmental contamination, spill, or other environmental liability involving the Acquired Assets. For purposes of this Section 6.14, knowledge held by A. Thomas Hardy is not deemed to be knowledge of the Company.

     6.15 Liabilities. As of the Closing, the Company is not aware of any debts or liabilities, other than as set forth on the Financial Statements or SCHEDULES 1.1 or 4.1, that may be expected to have any adverse effect on the business, assets, financial condition or prospects of Acquired Assets or upon the transactions contemplated by this Agreement. For purposes of this Section 6.15, knowledge held by A. Thomas Hardy is not deemed to be knowledge of the Company.

     6.16 Patents, Trademarks, Copyrights, Trade Secrets. As of the Closing, to the Company’s knowledge, it has not caused, and is not aware of, any claims or payments to any third Party, that would reasonably expected to, defeat or materially impair Buyer’s ownership and use of the patents, trademarks, service marks, trade names, copyrights, processes, designs, formulae, inventions, trade secrets, know-how, technology, software, customer lists and other technical data of Company and included in the Acquired Assets.

     6.17 Accuracy of Representations. Company has made no representations or warranties in this Agreement, or in any document, written statement, certificate, exhibit, or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, which contain, or will contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein in the light of the circumstances under which they were made not misleading.

ARTICLE 7. BUYER’S REPRESENTATIONS AND WARRANTIES.

Buyer hereby represents and warrants to Company that the following representations are true and correct and, except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledges that such representations constitute the basis upon which Company is induced to enter into and perform this Agreement. Each warranty set forth in this Article 7 shall survive the Closing and any investigation made by or on behalf of Company.

     7.1 Agreement Will Not Cause Breach or Violation. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provisions of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Buyer or, to the knowledge of Buyer, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound; (iii) to the knowledge of Buyer, an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation; (iv) to the knowledge of Buyer, the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Buyer.

     7.2 Acknowledgment. Buyer represents and warrants that Buyer is a sophisticated buyer and very knowledgeable regarding the Acquired Assets and the Business being conveyed, and understands that Buyer is purchasing the Acquired Assets fully aware of the condition of the Acquired Assets and the Business.

     7.3 Funds Availability. Buyer represents and warrants that Buyer obtained funding commitments from creditworthy third-party lenders (subject to various terms, conditions, contingencies, conditions precedent, deliveries, and cancellation rights of such potential lenders) sufficient to pay the Purchase Price and consummate the transactions contemplated under this Agreement (the “Financing”).

     7.4 Information. To the best knowledge of Buyer, Buyer is aware of no information, facts, or circumstances which would lead it to conclude that the representations and warranties of Company are untrue or incomplete.

     7.5 Compliance with Laws. To the best of Buyer’s knowledge, KCS has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting its Contract Manufacturing Unit properties (including the Leased Property) or the operation of the Contract Manufacturing Unit.

     7.6 Accuracy of Representations. Buyer has made no representations or warranties in this Agreement, or in any document, written statement, certificate, exhibit, or schedule furnished or to be furnished to Company pursuant hereto, or in connection with the transactions contemplated hereby, which contain, or will contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein in the light of the circumstances under which they were made not misleading.

     7.7 Litigation. To the best of Buyer’s knowledge, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best knowledge of KCS, threatened against or affecting the Acquired Assets (whether or not Buyer is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (ii) arbitration proceeding pending relating to the Acquired Assets or (iii) governmental inquiry pending or threatened against or involving the Acquired Assets, and to the knowledge of Buyer, there is no basis for any of the foregoing. There are no outstanding orders, writs, judgments, injunctions or decrees served upon KCS by any court, governmental agency, or arbitration tribunal against KCS involving the Acquired Assets. There are no facts or circumstances which to Buyer’s knowledge may result in institution of any action, suit, claim, or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Acquired Assets or the transactions contemplated hereby. KCS is not in default with respect to any order, writ, injunction, or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. For purposes of this Section 7.7, knowledge held by A. Thomas Hardy is deemed to be knowledge of the Company.

ARTICLE 8. COMPANY’S OBLIGATIONS.

     8.1 Pre-Closing Obligations.

          8.1.1 Company Covenants. Company covenants that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

               (a) Maintenance of Insurance. Company shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer’s sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Company carries on any of the Acquired Assets or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify.

               (b) Employees and Compensation. Company shall not do, or agree to do, any of the following acts: (i) grant any increase in salaries payable or to become payable to any officer, employee, sales agent or representative, or consultant involved with the Business, or (ii) increase benefits payable to any officer, employee, sales agent or representative or consultant involved solely with the Business under any bonus or pension plan or other contract or commitment. Company will pay or accrue for each employee the base salary, bonus, authorized sick leave taken but not yet paid, plus any other compensation due, including any unused paid time off days (“PTO”), through the date of Closing, and comply with all tax withholding provisions of applicable federal, state, local and foreign laws and have or will pay over to the proper governmental authorities all amounts required to be so withheld and paid over.

               (c) New Transactions. Company shall not do or agree to do any of the following acts relating to the Acquired Assets and business being transferred:

Enter into any contract, commitment or transaction solely related to the Business and not in the usual and ordinary course of the Business, without Buyer’s consent and approval;

               (d) Existing Agreements. Company shall not modify, amend, cancel or terminate any of its existing contracts or agreements of the Business, or agree to do any of those acts, outside of the ordinary course of business.

               (e) Consent of Others. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Company shall obtain any written consents required and set out in any of their respective Schedules to this Agreement in form and substance satisfactory to Buyer and will furnish to Buyer executed copies of those consents obtained by Company.

               (f) Representations and Warranties True at Closing. Company shall use all reasonable efforts to assure that all representations and warranties of Company set forth in this Agreement and in any written statements delivered to Buyer by Company under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to the Closing shall have been met. Company shall promptly disclose to Buyer any information contained in the Schedules to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Company or the Schedules hereto for the purposes of Article 9 hereof, unless Buyer shall have consented thereto in writing.

          8.1.2 Buyer Covenants.

               (a) New Transactions. Buyer shall not do or agree to do any of the following acts relating to the Acquired Assets and business being transferred:

Enter into any contract, commitment or transaction solely related to the Business and not in the usual and ordinary course of the Business, without the Company’s consent and approval;

               (b) Existing Agreements. Buyer shall not modify, amend, cancel or terminate any of its existing contracts or agreements of the Business, or agree to do any of those acts, outside of the ordinary course of business.

               (c) Representations and Warranties True at Closing. Buyer shall use all reasonable efforts to assure that all representations and warranties of Buyer set forth in this Agreement and in any written statements delivered to Company by Buyer under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to the Closing shall have been met. Buyer shall promptly disclose to Company any information contained in the Schedules to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Buyer or the Schedules hereto for the purposes of Article 9 hereof, unless Company shall have consented thereto in writing.

     8.2 Other Covenants and Obligations. Company covenants and agrees as follows:

          8.2.1 Sales and Use Tax. Company hereby agrees to indemnify and hold Buyer harmless against any claims arising out of sales and use and other tax liabilities of Company accrued prior to the Closing Date.

          8.2.2 Statutory Filings. Company shall cooperate with Buyer in preparing and filing all information and documents reasonably deemed necessary by Buyer under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement at Company’s expense.

          8.2.3 Intentionally Omitted.

          8.2.4 Trade Names. Company shall not utilize in any manner any trade name or corporate name of Buyer or any trade name or intellectual property interest acquired by Buyer pursuant to this transaction. Company shall take all necessary and appropriate steps on or prior to the Closing to terminate the use and registration of the assumed name “Key Electronics” including the filing of all revocation documentation with the Indiana Secretary of State and any other jurisdiction in which such trade name is registered or utilized.

          8.2.5 Title. Company shall sell, transfer, and deliver to Buyer the Acquired Assets free and clear of any mortgages, liens, pledges, security interests, charges, claims, restrictions, and encumbrances of any nature whatsoever.

          8.2.6 Sublease. Company agrees to sublease the current leased premises of the Contract Manufacturing Unit to Buyer for the remainder of the lease term through April 30, 2005, pursuant to a binding Sublease Agreement containing terms identical to the lease terms currently in effect and containing such additional terms as shall be mutually agreeable to the parties. Such Sublease shall be subject to the approval and consent of the current lessor.

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE.

     The obligations of Buyer to purchase the Acquired Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 9. Buyer may waive any or all of these conditions in accordance with Section 14.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Company shall be in default of any of its representations, warranties or covenants under this Agreement at Company’s expense.

     9.1 Accuracies of Company’s Representations and Warranties. All representations and warranties by Company in this Agreement or in any written statement that shall be delivered to Buyer by Company under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

     9.2 Company’s Performance. Company shall have performed, satisfied, and compiled in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or compiled with by Company on or before the Closing Date.

     9.3 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     9.4 Corporate Approval. The execution and delivery of this Agreement by Company, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, including written approval by its Board of Directors, and Buyer shall have received, upon prior request, a certificate issued by the secretary of Company attesting to such action.

     9.5 Consents. All material consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Company and delivered to Buyer.

     9.6 Deliveries. The Company shall have delivered to Buyer all documents and instruments specified for delivery at Closing pursuant to Section 3.1 and any other provisions of this Agreement.

ARTICLE 10. CONDITIONS PRECEDENT TO COMPANY’S PERFORMANCE.

The obligations of Company to sell and transfer the Acquired Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions set out below in this Article 10. Except for Sections 10.3 and 10.5, Company may waive any or all of these conditions in accordance with Section 14.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Company of any of its other rights or remedies, at law or in equity, if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

     10.1 Accuracy of Buyer’s Representations and Warranties. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

     10.2 Buyer’s Performance. Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

     10.3 Buyer’s Corporate Approval. Buyer shall have received corporate authorization and approval from its Board of Directors for the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date, and the Company shall have received, upon prior request, a certificate issued by the secretary of Buyer attesting to such action.

     10.4 Certification by Buyer. Company shall have received a certificate, dated the Closing Date, signed by an executive officer of Buyer certifying, in such detail as Company and its counsel may reasonably request, that the conditions specified in Section 10.1 and 10.2 have been fulfilled.

     10.5 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     10.6 Consents. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained on or before the Closing Date.

     10.7 Deliveries. Buyer shall have delivered to Seller all documents and instruments specified for delivery at Closing, pursuant to Section 3.2 and any other provision of this Agreement.

ARTICLE 11. EMPLOYEES AND EMPLOYEE PLANS.

     11.1 Employees. Buyer shall extend offers of employment to the Company employees listed on Schedule 11.1, on terms to be determined in Buyer’s discretion but generally similar to the terms under which such employees are employed by Company. Notwithstanding any other restriction in this Agreement, Buyer may, in its sole discretion, extend offers of full or part-time employment to any other of the Company’s employees that are actively and solely involved in the conduct of the Contract Manufacturing Business as of the Closing Date. Acceptance of such offers shall not be a prior condition to the Closing or Buyer’s obligation to pay the Purchase Price. Buyer acknowledges and agrees that the Company has made no representations or recommendations to Buyer with respect to the character, conduct, or ability of any employee currently engaged in the conduct of the Business. Buyer shall use all commercially reasonable efforts to assist Company to cause the employees specifically identified on Schedule 11.1 that enter into employment with Buyer to execute reasonable noncompete and nonsolicitation provisions in favor of KCS (at no cost or liability to Buyer), substantially similar to the provision set forth in Section 12.2; it being specifically understood that the failure of such commercially reasonable efforts shall not in any way preclude Buyer from employing such person or persons(s).

     11.2 Employee Plans. Except as set forth in this paragraph, Buyer is not assuming any obligations of Company relating to any Employee Plan. “Employee Plan” includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, severance obligations, or other employee benefit plans or arrangements including, without limitation, any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any Subject Employee (as hereinafter defined) or to which Company is a party or bound or makes or has made any contribution or by which Company may have any liability to any Subject Employee (including any such plan formerly maintained by or in connection with which Company may have any liability to any Subject Employee, and any such plan which is a multiemployer plan as defined in Section 3(37)(A) of ERISA). The Company shall indemnify Buyer and hold Buyer harmless from any and all claims of any kind or nature arising out of any of the Company’s Employee Plans except those with respect to flexible spending accounts (“FSA”) maintained by the employees hired by Buyer under Section 11.1. The parties agree that it is not possible to determine liability for employee use of FSA benefits on the Closing Date, and the parties will mutually determine such utilization at December 31, 2004. In the event that there is a deficit in the FSA with respect to the employees hired by Buyer in Section 11.1, the parties shall apportion any deficit pro rata based upon the period of time that each employed such employees.

     11.3 401K Plan Administration. On and after the Closing Date, Buyer shall be solely responsible for the administration of Buyer’s 401(k) retirement plan. The Company shall cooperate with Buyer to make available, through Fidelity Investments, the Company’s 401(k) administrator, the rollover of Company employee 401(k) plans into Buyer’s 401(k) plan for each Company employee hired by the Buyer pursuant to Section 11.1.

ARTICLE 12. OBLIGATIONS AFTER THE CLOSING.

     12.1 Facility Lease Arrangements. The parties agree that the Company does not intend to renew the Company’s current lease for the facilities in which the Business is conducted and located at 2633 Grant Line Road (the “Grant Line Lease”), which will expire on or about April 30, 2005. Buyer shall be responsible for locating suitable facilities in which to conduct its business operations in the Louisville metropolitan area following expiration of the Grant Line Lease. The Company shall not be responsible for any interruptions in the Buyer’s business due to failure by the Buyer to make timely arrangements for such new lease and the relocation of Buyer’s business operations. Buyer agrees to grant to the Company a sublease for space in the Buyer’s new facility, to be mutually determined by the parties on commercially reasonable terms and at a price no greater than comparable market rates for leases of space of similar character and use in the local area and subject to the Company’s reasonable consent as of location and building design. The length of the sublease for space in the Buyer’s new facility shall be for an initial period of five (5) years with the option for three (3) consecutive one (1) year renewal periods. The parties agree that the initial rental rate will increase at the annual anniversary dates of the occupation of the new facility by an amount equal to three (3) percent of the previous annual rents. The sublease shall not, without the express consent of the Company, be less than the space occupied by the Company under the Grant Line Lease (after deducting space leased to the Buyer under the Sublease Agreement). The Company shall have the right until July 31, 2004, to rescind its intent to sublease space in the Buyer’s new facility. If the Company timely elects to rescind its intent to sublease space, the Company shall have the right to repurchase certain assets (“Repurchased Assets”) as listed on Schedule 12.1 at the same price paid by Buyer at Closing. Buyer shall present the Company with a written lease Agreement no later than July 21, 2004.

     12.2 Noncompetition and Nonsolicitation

          12.2.1 Noncompetition. For a period of five (5) years after the Closing Date, anywhere within the continental United States, directly or indirectly, (i) Company shall not invest in, loan funds to, own, manage, operate, control, advise, or render services in any capacity to any entity or person engaged in or planning to become engaged in the conduct of business similar or identical to the conduct of the Contract Manufacturing Unit (“Competing Business”), and (ii) Buyer shall not invest in, loan funds to, own, manage, operate, control, advise, or render services in any capacity to any entity or person engaged in or planning to become engaged in the conduct identical or similar to the Company’s lab communication device business (“Competing Business”), provided, however, that either party may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange.

          12.2.2 Nonsolicitation. Except as provided in Section 11.1, for a period of two (2) years after the Closing Date, the parties shall not, directly or indirectly hire, retain or attempt to hire or retain any employee or independent contractor of the other party or in any way interfere with the relationship between such party and any of its employees or independent contractors. Notwithstanding the foregoing, either party may hire an individual or entity that applies to such party for employment as the result of a broad, non-targeted advertisement.

          12.2.3 Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 12.2.1 through 12.2.2 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 12.2 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Both parties agree that this Section 12.2 is reasonable and necessary to protect and preserve the parties’ legitimate business interests and the value of the Acquired Assets and to prevent any unfair advantage conferred on either party.

     12.3 Company’s Indemnities. Company shall indemnify, defend and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees up to a maximum of the purchase price actually paid by Buyer (“Losses”), that Buyer shall incur or suffer, which arise, result from or relate to any breach of, or failure by Company to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Company under this Agreement. Notwithstanding any other provision of this Agreement, Company shall not be liable to Buyer on any warranty, representation or covenant made by Company in this Agreement, or under any of its indemnities in this Agreement, regarding any single claim, loss, expense, obligation or other liability that does not exceed $5,000; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations and liabilities not exceeding $5,000 each reaches $25,000, Company shall thereafter be liable in full for all such breaches and indemnities and regarding all those claims, losses, expenses, obligations and liabilities, including, without limitation, the initial $25,000.

     12.4 Buyer’s Indemnities. Buyer shall indemnify, defend and hold harmless Company against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees up to a maximum of the purchase price actually paid by Buyer (“Losses”), that Company shall incur or suffer, which arise, result from or relate to any breach of, or failure by Buyer to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Buyer under this Agreement. Notwithstanding any other provision of this Agreement, Buyer shall not be liable to Company on any warranty, representation or covenant made by Buyer in this Agreement, or under any of its indemnities in this Agreement, regarding any single claim, loss, expense, obligation or other liability that does not exceed $5,000; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations and liabilities not exceeding $5,000 each reaches $25,000, Buyer shall thereafter be liable in full for all such breaches and indemnities and regarding all those claims, losses, expenses, obligations and liabilities, including, without limitation, the initial $25,000.

     12.5 Access to Records. From and after the Closing, Company shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing may be in the custody or control of Company as Buyer reasonably requires in order to comply with its obligations (i) under contracts assumed by Buyer pursuant to this Agreement, and (ii) pursuant to any statute, regulation, tax provision, administrative proceeding, or similar purpose. From and after the Closing, Buyer shall allow Company, and its counsel, accountants and other representatives, such access to records, which after the Closing are in the custody or control of Buyer as Company reasonably requires in order to comply with its obligations under the law. All such access shall be afforded promptly upon reasonable advance notice during regular business hours and in a manner as to minimize disruptions to the Company’s business.

     12.6 Assertion of Claims. All claims for indemnification by Company pursuant to Section 12.3 hereof or the Buyer pursuant to Section 12.4 hereof, or any other provision of this Agreement shall be asserted and resolved as follows:

          12.6.1 Any person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, or in the event any party shall incur any losses to which it is entitled to indemnification under this Agreement, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of the Losses, specifying the nature and specific basis for such Losses and the indemnity claim and the amount or the estimated amount thereof to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim (the “Claim Notice”). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party’s ability to defend against the Losses is not prejudiced, but only to the extent such notification within such time period is practicable. The Indemnifying Party shall have 30 days from the date the Claim Notice is given in accordance with the notice provisions hereof (the “Notice Period”) to notify the Indemnified Party (i) whether it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (ii) whether its desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; which election to defend may be made without prejudicing the Indemnifying Party as to its liability hereunder, other than with respect to the costs of defense. Notwithstanding the foregoing, any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and that is not prejudicial to the Indemnifying Party.

          12.6.2 In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim with respect to which the Indemnifying Party has admitted its liability may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. Any party settling or compromising a claim in violation of the preceding sentence shall be solely liable for the amount of the settlement or compromise.

          12.6.3 If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of a Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend at the expense of the Indemnifying Party the claim with counsel of its choosing reasonably satisfactory to the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of any claim at any time prior to settlement or final determination thereof. Any such defense shall be prosecuted promptly and vigorously by the Indemnified Party.

In the case of either (12.6.2) or (12.6.3), if the Indemnifying Party has not yet admitted its liability for a claim the Indemnified Party shall send a written notice to the Indemnifying Party of any proposed settlement of any claim received by the Indemnified Party. The Indemnifying Party shall have an option for 30 days following receipt of such notice to (i) admit liability for the claim if it has not already done so; and (ii) if liability has been admitted, reject, in its reasonably judgment, the proposed settlement. Failure to reject such settlement within such 30 day period shall be deemed an acceptance of such settlement. If the Indemnified Party settles any such claim over the objection of the Indemnifying Party, the Indemnified Party shall thereby waive any right to indemnify therefor, unless the Indemnifying Party has prior to the time of settlement admitted liability for such claim.

          12.6.4 In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Loss being asserted against or sought to be collected from it by a third party (for example, but without limitation, a Loss resulting from a breach of a representation, warranty or covenant), the Indemnified Party shall send a Claim Notice (including an explanation, in reasonable detail, of the basis for such claim, the particular representation, warranty or covenant claimed to be breached by the Indemnifying Party, and the manner in which the amount claimed to be due was computed, together with all documents in the possession of the Indemnified Party relating to such claim for Losses) with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date the Claim Notice is given that it disputes such claim for Losses, the amount of such Losses shall be conclusively deemed a liability of the Indemnifying Party hereunder.

          12.6.5 Continued Liability for Indemnity Claims. Notwithstanding any limitations set forth in this Article 12.0, the liability of any Indemnifying Party hereunder with respect to claims hereunder shall continue for so long as any claims for indemnification may be made hereunder pursuant hereof and, with respect to any such indemnification claims duly and timely made, until the Indemnifying Party’s liability therefore is finally determined and satisfied.

          12.6.6 Remedies. Upon the occurrence of any event for which a party is entitled to indemnification by the other party under the provisions of this Article 12, the Indemnified Party shall in addition have all of the other rights and remedies available to such party at law, in equity, in bankruptcy or otherwise, without limitation.

          12.6.7 Limitation on Liability for Certain Claims. Notwithstanding any other limitation of liability under this Agreement, Buyer shall not be liable to the Company, by way of indemnification or otherwise, for any damages in excess of $100,000 resulting from a failure of the proposed transaction to close as set forth in Article 3 due to Buyer’s inability to secure financing to pay the Purchase Price, after having been given a commitment for such financing pursuant to Section 7.3.

          12.6.8 Set-Off. Notwithstanding any other term or provision of this Agreement, in the event of any claim of any nature giving rise to a party’s right to indemnification hereunder or any other remedy available to such party, such party may at its sole option set-off such amount against any amounts owed by it to the other party pursuant to this Agreement at any time, including but not limited to (with respect to Buyer) any unpaid Purchase Price.

ARTICLE 13. COSTS.

     13.1 Finder’s or Broker’s Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions.

     13.2 Expenses. Each of the parties shall pay all costs and expenses, including, but not limited to attorneys’ and accounting fees, incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE 14. FORM OF AGREEMENT.

     14.1 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     14.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     14.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 15. PARTIES.

     15.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     15.2 Assignment. Buyer may not assign or delegate any of its rights or obligations under this Agreement or any part hereof without the prior written consent of Company. Except as otherwise set forth herein, Company may not assign or delegate any of its respective rights or duties hereunder without the prior written consent of the Buyer. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

ARTICLE 16. REMEDIES.

     16.1 Recovery of Litigation Costs. If any legal action or any arbitration or other preceding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     16.2 Conditions Permitting Termination. Either party may on the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement.

     16.3 Defaults Permitting Termination. Each party shall use its best efforts to complete its obligations and secure the Closing. If either Buyer or Company materially defaults in the due and timely performance of any of its representations, warranties, covenants, or agreements under this Agreement, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Article 18. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective three (3) business days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination. Such termination shall not waive, release or discharge the non-defaulting parties’ rights to seek legal and equitable relief.

     16.4 Cross-Default. Any material breach or default by Company or the Buyer of the Services Agreement, the Sublease Agreement, any assignment agreements, or any other agreement or obligation referenced herein shall be deemed a cross-default of this Agreement and all such other agreements and obligations, at the option of the non-defaulting party.

ARTICLE 17. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations, warranties, covenants and agreements in this Agreement or referenced therein shall survive the Closing of the transactions contemplated by this Agreement and any investigation at any time made by or on behalf of any party for a period of five (5) years, except that claims arising in whole or part under Sections 6.2, 6.3, 6.6, 6.9, 6.12, or 6.13, respectively, shall survive for the greater of the period referenced above or the full period of any applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to the expiration of any such period. The representations, warranties, and covenants shall not be affected or otherwise diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

ARTICLE 18. NOTICES.

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

BUYER:		Key Electronics, Inc. 2633 Grant Line Rd. New Albany, IN 47150-4052 Attn: A. Thomas Hardy, President

	with copy to:	Howard S. Sturm, Esq. Sturm, Paletti & Wilson 713 E. Market St., Ste. 100 Louisville, KY 40202-1007

COMPANY:		ProxyMed, Inc. 1854 Shackleford Court, Suite 200 Norcross, Georgia 30093 Attn:Gregory J. Eisenhauer, CFA Executive Vice President and Chief Financial Officer

	with copy to:	David Edward Oles, Esq. ProxyMed, Inc. 1854 Shackleford Ct., Ste. 200 Norcross, GA 30093

Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 19. GOVERNING LAW

     This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, without regard to its conflict of laws provisions.

ARTICLE 20. MISCELLANEOUS

     20.1 Announcements. Except as and to the extent required by any applicable law, regulation or order, including Securities and Exchange Commission regulations, prior to the Closing, no party to this Agreement shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of negotiations regarding a proposed transaction between the parties or any of the terms, conditions or other aspects of a proposed transaction without prior written consent of the other party, In the event any party is required by applicable law, regulation or order to make any such disclosure, such party shall provide prior notice of such required disclosure to the other party. In the event any party is required by applicable law, regulation or order to make any such disclosure, such party shall provide prior notice of such required disclosure to the other party. Buyer agrees to deliver to Company a copy of the proposed public announcement relating to this transaction prior to the publication thereof in order to give Company an opportunity to make recommendations with respect thereto, which recommendation shall in no way be binding on Buyer.

     20.2 Further Actions. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement.

     20.3 Severable Covenants. In the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

     20.4 Specific Performance. In the event of a breach or threatened breach by any party hereto of the provisions of this Agreement, any other party hereto shall be entitled to specific performance. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

COMPANY:	PROXYMED, INC.
	By:	/s/ Gregory J. Eisenhauer
Title: EVP & Chief Financial Officer

BUYER:	KEY ELECTRONICS, INC.
	By:	/s/ A. Thomas Hardy
Title: President